Exhibit 99.1

DeVry Education Group Appoints Michael Malafronte to Board of Directors

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--June 30, 2016--DeVry Education Group (NYSE:DV), a global provider of educational services, today announced that it has appointed Michael W. Malafronte, managing partner of International Value Advisers, LLC (IVA) and president of the IVA Funds to its board of directors.

IVA currently owns 19.5 percent of the shares outstanding at DeVry Group. Malafronte is responsible for overseeing all aspects of IVA, including company strategy and managing resources. Prior to founding IVA, Michael spent more than 10 years serving in portfolio management and other investment-related roles and responsibilities at Arnhold and S. Bleichroeder Advisers and Oppenheimer & Close.

“We are pleased to bring new and fresh perspectives from the investment community to our boardroom with the addition of Mr. Malafronte,” said Chris Begley, chairman of DeVry Education Group. “We look forward to Michael’s contributions as we continue to position our organization for long-term success.”

Mr. Malafronte was appointed to the Board in connection with an agreement that contains standstill and voting provisions, which are subject to certain exceptions. The full agreement has been filed in a Form 8-K with the Securities and Exchange Commission.

About DeVry Education Group

The purpose of DeVry Education Group is to empower its students to achieve their educational and career goals. DeVry Education Group Inc. (NYSE: DV; member S&P MidCap 400 Index) is a global provider of educational services and the parent organization of American University of the Caribbean School of Medicine, Becker Professional Education, Carrington College, Chamberlain College of Nursing, DeVry Brasil, DeVry University and its Keller Graduate School of Management, Ross University School of Medicine and Ross University School of Veterinary Medicine. These institutions offer a wide array of programs in healthcare, business, technology, accounting, finance and law. For more information, please visit www.devryeducationgroup.com.

Certain statements contained in this release concerning DeVry Group's future performance, including those statements concerning DeVry Group's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as DeVry Group or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, "Risk Factors," in DeVry Group's most recent Annual Report on Form 10-K for the year ending June 30, 2015 and filed with the Securities and Exchange Commission (SEC) on August 27, 2015 and its most recent Form 10-Q for the quarter ending March 31, 2016 and filed with the SEC on May 5, 2016.

CONTACT:
DeVry Education Group
Investor Contact:
Joan Walter
jwalter@devrygroup.com
630-353-3800
or
Media Contact:
Ernie Gibble
egibble@devrygroup.com
630-353-9920